FOR RELEASE
8:00 A.M. E.S.T. February 22, 2005

id-Confirm, Inc. Announces Letter of Intent
to Acquire Certain assets of Aeros Aviation, LLC.

Denver, Colorado, February 22, 2005 - id-Confirm, Inc. (OTCBB: IDCO) today announced it has entered into a Letter of Intent with Aeros Aviation, LLC. Of McKinney, Texas. The transaction contemplated by this Letter of Intent is that Aeros will convey, in bulk, all of its biometric knowledge and assets to IDCO in exchange for $3.0 to $5.0 million in IDCO restricted shares.

The assets conveyed by Aeros will include certain intellectual property and business acumen that Aeros possesses that will complement IDCO's identification, authentication, and security system. These assets will include: various patents and patents pending held by Aeros, various proprietary biometric sensor designs developed by Aeros, and currently marketed Aeros biometric products. IDCO will also acquire Aeros' "know-how" regarding new biometric and encryption products. These include a new encryption methodology for instantaneous computer keyboard encrypting of keystrokes.

The acquisition is subject to completion of due diligence by both parties as well as a valuation analysis of Aeros by an independent investment banking expert. The $3.0 million to $5.0 million purchase price will be paid in a combination of cash and stock (which will be valued at a 35% discount from last Friday's closing price of $1.67 for IDCO shares).

Mr. Andrew Eros will become, upon completion of the transaction, an IDCO director.

Among the various assets being conveyed by Aeros to IDCO is the TouchStarTM and TouchStar-MiniTM system, a stand alone or system integrated fingerprint authentication device designed specifically for physical access control and time and attendance applications. Companies or facilities that require high security, traceability and irrefutable personal identification can easily integrate the TouchStarTM into an already existing system, use it as a stand-alone device or in new installations as part of the new "SAFE" scalable system solution. TouchStarTM offers the highest level of fingerprint biometric security available on the market today. It is recognized as one of the most effective tools to prevent "buddy clock-in", "ghost" employees, and unauthorized access.

Rob Morrison, Chairman of IDCO, said: "We are very excited about the possibilities for our future growth that the acquisition of Aeros's assets will add to IDCO. The TocuhStarTM product alone could create substantial revenues for the company this year. Our sales and marketing people are very enthusiastic and positive about its potential, based on early conversations that they have had with potential users, such as membership warehouses. We believe it also fulfills needs in the medical, finance, banking, manufacturing, retail and military arenas as well."

The Letter of intent is subject to finalization of a Definitive Agreement, the valuation analysis, and other customary business matters.

About Aeros.......

Aeros Aviation is a McKinney, TX company specializing in developing unique aviation and security solutions based on leading edge technology. The partners have over 50 OEM products on the market and 4,500 aircraft flying today with specially designed products that include entertainment, communication and security.

About id-Confirm, Inc.

Id-Confirm, Inc. is a Denver, Colorado organization developing and implementing a proprietary biometric solution to the pervasive problem of personal identity theft; fraud prevention; and accurate tracking of the movement of information, people, goods, and services through organizations and along procurement chains.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the successful completion of the acquisition of the assets of Aero Aviation, and the ability of the TouchStarTM product to integrate with existing security systems or generate revenues for the company.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage technology company and its products and the entry into new markets for our products. These forward-looking statements are made as of the date of this news release, and id-Confirm assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Additional Information, Please Contact:
Ronald Nelson Baird
President
303.458.5727

id-Confirm, Inc.
Suite 400, 1800 Boulder Street, Denver, Colorado, 80211-6400
id-Confirm.com